Exhibit 5


                   November 2, 1999

School Specialty, Inc.
426 West College Avenue
Appleton, WI  54911

Ladies and Gentlemen:

     We have acted as counsel to School Specialty, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration
Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offer and sale of up to 3,000,000 shares of common stock, $.001 par value (the "Shares").

     We have examined:  (a) the Registration Statement,
(b) the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, (c) certain resolutions of the Company's Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance in accordance with the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Business
Corporation Law ("WBCL").

     Section 180.0622(2)(b) of the WBCL provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof and that such statute applies not only to shareholders of domestic corporations but also to shareholders of foreign corporations licensed to do business in Wisconsin.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              GODFREY & KAHN, S.C.